EXHIBIT 10.8
                                                                    ------------

                                                       December 11, 2000

Mr. Barry D. Robbins
358 Greenway Drive
Memphis, Tennessee 38120

Dear Barry:

The purpose of this letter is to confirm our mutual understanding regarding the termination of your employment with TBC Corporation.

We have agreed as follows:

1. We have accepted your resignation from all positions you hold with TBC or any of its subsidiaries or affiliates, and your employment with TBC was terminated, effective October 31, 2000 (the "Resignation Date"). If third parties ask about the circumstances of your termination, we will indicate only that your job position was eliminated. TBC will not disparage or otherwise criticize you, either publicly or in conversations with its suppliers or customers or your potential employers.

2.  Your benefits as a TBC employee ceased as of the Resignation Date.

3. TBC will issue you a lump sum severance payment of $110,799.00, which represents six months of base salary plus the amount of your monthly car allowance less taxes and all other applicable deductions. This payment will be made within seven days following the revocation period referenced in the acknowledgment section below.

4. The provisions of the TBC Corporation 401(k) Savings Plan will govern the rollover or other disposition of your account in the Plan.

5. You will return your cell phone and any TBC credit cards as soon as practicable. Charges incurred on any of these after the Resignation Date will be your responsibility.

6. In the near future, the TBC benefits administrator will send you all necessary information to enable you to elect COBRA health insurance coverage for you and your family and to convert your group life insurance benefits to an individual policy. TBC will pay your COBRA premiums until such time as you become eligible for health insurance coverage under another employer's plan or for a

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     period  not to  exceed  twelve  months from  the  resignation  date,  which ever comes first. You agree to notify TBC immediately in the event that you become eligible for health insurance during this twelve-month period.

7. As of the Resignation Date, of the outstanding stock options granted to you under the TBC Corporation 1989 Stock Option Incentive Plan, option granted to you on May 31, 1996 to purchase 10,141 shares of TBC stock at $8.875 was fully vested; the option granted to you on January 15, 1997 to purchase 24,871 shares of TBC stock at $7.75 was fully vested; and the option granted to you on January 7, 1998 to purchase 21,327 shares of TBC stock at $9.75 was vested as to 4,256 shares. The Compensation Committee of the TBC Board of Directors has taken action, effective as of the Resignation Date, to provide that you will have until December 31, 2002 to exercise these vested options. The balance of the 1998 grant, the January 10, 1999 grant, and the January 5, 2000 grant to you were not vested as of the Resignation Date. The Compensation Committee has also taken action to provide that these unvested shares become vested in the same manner they would have become vested had you been actively employed through the extended exercise period. This would mean that all of your outstanding options would be vested by December 31, 2002, with the exception of the last one-third of your January 5, 2000 grant.

 8. Notwithstanding the terms of TBC's Incentive Compensation Plan, you will be entitled to a pro rata portion of any incentive payment you would otherwise have earned for 2000 under that Plan. The portion will be an amount equal to the percentage of the 2000 calendar year represented by the number of days that have elapsed up to and including the Resignation Date. Any incentive payment owing to you will be paid early in 2001, at the same time as incentive payments are made to other participants in this Plan.

 9. Any compensation which you have previously elected to defer will be paid to you in accordance with the provisions of TBC's Executive Deferred Compensation Plan and the currently effective elections you made thereunder. Because you have not met the minimum years of service required under the TBC Corporation Retirement Plan or the TBC Executive Supplemental Retirement Plan, you are not entitled to any benefits under either of these Plans.

10. You have no unused vacation time.

11. You will be entitled to reimbursement of business expenses incurred on or prior to the Resignation Date in accordance with TBC's expense reimbursement policy. Requests for reimbursement and all receipts and other documentation relating thereto should be submitted to TBC by November 30, 2000.

12. You agree that, at all times hereafter, you will hold in strictest confidence and trust all confidential or proprietary information in your possession relating to TBC



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    or its subsidiaries or affiliates and will make no disclosure or use of such information without the prior written consent of TBC. Your confidentiality obligations will not apply to any information which is now in the public domain or which hereafter becomes part of the public domain through no fault of yours. In the event of any breach of the foregoing confidentiality obligation, in addition to its right to damages, TBC will have the right to seek equitable relief, without the necessity of proof of actual damage.

13. Prior to January 31, 2001, you will not, directly or indirectly, (i) engage in any Competitive Business (as hereinafter defined); (ii) perform any services for, hold any ownership interest in, or provide any financial or other assistance to, any entity which directly or indirectly, operates any Competitive Business or has supplied tires to TBC or its subsidiaries or affiliates in the two year period ending on the Resignation Date; (iii) hire or otherwise employ as an employee or engage as an independent contractor, or suggest or encourage any entity with which you are affiliated to hire or otherwise employ as an employee or engage as an independent contractor, any individual who is employed by TBC or any of its subsidiaries or affiliates on the Resignation Date; (iv) solicit, recruit, or otherwise induce or attempt to induce any such individual to leave the employment of TBC or its subsidiary or affiliate; or (v) disparage or otherwise criticize TBC or its subsidiaries or affiliates either publicly or in conversations or communications with their respective suppliers or customers.

    By "Competitive Business," we mean the wholesale or retail distribution of replacement tires or the operation of retail facilities performing tire replacement services.

14. Your Executive Employment Agreement with TBC, dated June 1, 1996, and later restated and amended, expired effective the Resignation Date, and you no longer have any rights or obligations thereunder other than rights or obligations which are intended to survive any such termination. The Trust Agreement executed by TBC with First Tennessee Bank National Association effective as of August 1, 1997 for the purpose of creating the TBC Corporation Trust for Barry D. Robbins will also be terminated, effective as of the Resignation Date.

15. In consideration of the payments and benefits provided to you under this letter agreement, you, on behalf of yourself and your heirs, administrators, assigns, and agents, fully settle, release, and forever discharge TBC Corporation and its subsidiaries and affiliates, and the present and former officers, directors, stockholders, agents, and employees of TBC and its subsidiaries or affiliates, from any and all claims, demands, costs, attorneys' fees, liabilities, damages, actions, and causes of action arising out of or in any way related to your employment with TBC, the termination of your employment with TBC, or the performance of services by you for the benefit of TBC or its subsidiaries or affiliates, including without limitation, any claims which may be brought for age,

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    sex, or other  discrimination under the Age Discrimination in Employment Act or any other federal, state, or local law and claims for breach of express or implied contract, wrongful discharge, promissory estoppel, emotional distress, tort, or personal injury, excepting only claims with respect to the breach of this letter agreement by TBC. It is expressly acknowledged and agreed that the foregoing release is not intended to limit or affect in any manner any indemnification or other similar rights which you would otherwise have as a former officer of TBC.

ACKNOWLEDGMENT.   In connection with your execution of the above release and
--------------
this letter agreement, you acknowledge the following:

                  (a) That you are waiving all rights and claims that you have or may have under the Age Discrimination in Employment Act, as well as any rights or claims that you have or may have under other federal, state, or local laws with regard to age, sex, and other employment discrimination.

                  (b) That you have a 21 day period to consider whether to sign the above release and this letter agreement.

                  (c) That for a period of seven days following your signing of this letter agreement, you may revoke your release and this letter agreement, and that your release and this letter agreement shall not become effective and enforceable until that seven day revocation period has expired.

                  (d) That TBC has advised you to consult with an attorney prior to executing the above release and this letter agreement.

Your signature below constitutes an acknowledgment that you have read this letter agreement, that you understand your rights, and that you have agreed to your release of claims and the other terms of this letter agreement.

Sincerely,


By /s/ LAWRENCE C. DAY
   --------------------------------------------
     Lawrence C. Day,
     President and Chief Executive Officer


ACKNOWLEDGED AND AGREED:
                                                      Date: December  11, 2000
 /s/ BARRY D. ROBBINS
--------------------------------------------------
BARRY D. ROBBINS



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